Exhibit 10.24
CONSULTING SERVICES AGREEMENT
October 6, 2025

Mr. Edward Farrell
At the address on file with the Company

Dear Ed:

This letter (the “Letter Agreement”) confirms the agreement between you and Cipher Mining Inc. (together with its subsidiaries and affiliates, the “Company”) describing the terms and conditions of your consulting services to the Company and the transition of your duties and responsibilities on behalf of the Company following your retirement from the Company.

1.Retirement and Transition Services. You will remain employed with the Company as the Chief Financial Officer (the “CFO”) pursuant to the terms of that certain employment agreement entered into by and between you and Cipher Mining Technologies Inc. dated as of May 11, 2021 (the “Employment Agreement”) through the date of your retirement, which such date shall be the earlier of October 14, 2025 or the date your successor assumes the role of CFO following appointment by the Board of Directors (the “Board”) of the Company (such date, the “Retirement Date” and such period, the “Pre-Retirement Period”). Effective as of the Retirement Date, your employment with the Company and status as an employee, officer, director board member and any other position with the Company shall terminate. You agree that, from the date of this Letter Agreement through and including the Retirement Date, you will continue to perform your duties and responsibilities as the CFO in a professional manner and perform any additional duties and responsibilities and follow all directions as may be reasonably requested by the Company’s Chief Executive Officer (the “CEO”) and/or the Board from time to time. You further acknowledge and agree that you will cooperate in effecting an orderly, smooth, and efficient transition of your duties and responsibilities to your successor as the Company may direct.

2.Consulting Services. During the period commencing immediately following the Retirement Date and ending on April 17, 2026 (the “Consulting Period”), you agree to provide consulting services to the Company as a consultant (“Consultant”) with respect to the types of matters that were subject to your purview as the CFO prior to the Retirement Date, including, but not limited to, assisting with the transition of your duties and responsibilities, responding to inquiries regarding matters with which you were involved prior to the Retirement Date, and assisting with any other such matters as may be reasonably requested by the Company (the “Consulting Services”). You shall provide the Consulting Services remotely, or as requested by the Company, in person at the

Company’s offices located at One Vanderbilt Avenue, Floor 54, Suite C, New York, NY 10017.

3.Pre-Retirement Period Benefits. During the Pre-Retirement Period, contingent upon your continued employment with the Company, you will continue to receive your current base salary and all employee benefits which you are currently entitled to pursuant to the terms of your Employment Agreement and will continue to be eligible to participate in the Cipher Mining Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”). Your restricted stock units (“RSUs”) and performance stock units (“PSUs”) that were previously granted to you under the Incentive Award Plan will continue to vest in accordance with the terms and conditions of such Incentive Award Plan and the applicable award agreements thereunder. Except for the benefits provided pursuant to Section 3 hereof, you agree that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation, leave, severance or separation pay, or any other compensation or benefits of any kind, other than as set forth in this Letter Agreement in connection with the Pre-Retirement Period. For the avoidance of doubt, you will not be eligible to receive any additional grants of RSUs or PSUs on and after the date of this Letter Agreement.

4.Consulting Period Benefits. In exchange for you providing the Consulting Services during the Consulting Period, and for you signing the Supplemental Release attached hereto as Exhibit A during the twenty-one (21) day period following the Retirement Date and not revoking the Supplemental Release, the Company will provide you with the following benefits:

a.Consulting Fee. During the Consulting Period, the Company will continue to pay you your base salary in effect as of the Retirement Date, which will be payable on a gross basis in monthly installments (the “Consulting Fee”).

b.COBRA. During the Consulting Period, subject to your valid election to continue health coverage under Section 4980B of the Internal Revenue Code (the “COBRA Coverage”), the Company will cover the full costs of the COBRA Coverage for you and your eligible dependents. If you cease providing the Consulting Services prior to the end of the Consulting Period, the Company will have no obligation to cover the costs of the COBRA Coverage as of the date that you cease providing the Consulting Services.

c.Equity Awards. During the Consulting Period, your outstanding RSUs and PSUs shall continue to vest in accordance with their existing terms based on your continued service during the Consulting Period. In addition, any unvested RSUs and PSUs that have been earned based on the Company’s actual performance during the applicable performance period as of the last day of the Consulting Period will accelerate and become fully vested on the last day of the Consulting Period. Notwithstanding the foregoing, if you terminate the Consulting Period or if the Company terminates the Consulting Period for Cause (as defined in the Employment Agreement), in each case, prior to April 17, 2026, any unvested RSUs and PSUs as of the date of such termination shall be cancelled and forfeited for no consideration.

d.Reimbursement for Business Expenses. Any business expenses incurred in connection with your performance of the Consulting Services must be approved in advance by the Company (such expenses, the “Approved Business Expenses”), and upon presentation of appropriate documentation, you shall be reimbursed, in accordance with the Company’s expense reimbursement policy for the Approved Business Expenses.

5.Release of All Claims. Subject to Section 13 of this Letter Agreement, in consideration for receiving the benefits described in this Letter Agreement, and to the fullest extent permitted by applicable law, you hereby release and forever discharge the “Releasees” hereunder, the Company and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to your employment or termination of your employment by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate your employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims (i) to payments or benefits under any equity award agreement between you and the Company, (ii) with respect to Section 2(b)(v) of the Employment Agreement, (iii) to accrued or vested benefits you may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

6.Independent Contractor Status. You acknowledge and agree that your status at all times with the Company during the Consulting Period shall be that of an independent contractor, and that you may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. Although the Company may specify the results to be achieved by you and may control and direct you in that regard, the Company shall not control or direct you as to the details or means by which such results are accomplished. The parties hereby acknowledge and agree that all Consulting Fees paid pursuant to Section 4(a) of this Letter Agreement shall represent fees for services as an independent contractor and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You shall be solely responsible for the payment of any federal, state or local income or payroll taxes owed by you solely due to the receipt of consideration for providing services as a Consultant under this Letter Agreement. Except with respect to participation in any employee benefits plans in connection with you being a former employee (including any rights relating to the Consolidated Omnibus Budget Reconciliation Act), you shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to employees of the Company during the Consulting Period.

7.Termination. During the Consulting Period, either party may terminate this Letter Agreement at any time and for any reason (or no reason) by providing the other party with at least fifteen (15) days’ advance written notice of such termination. Upon such termination by the Company other than for Cause, any unvested RSUs and PSUs shall accelerate and fully vest on the date of such termination, provided that, to the extent required by Section 409A of the Code, such RSUs and/or PSUs shall not be settled until the original settlement dates pursuant to their existing terms. At the termination of the Consulting Period, you shall provide or execute any other documentation the Company reasonably requests at the time to confirm or give effect to this Section 7. You agree that other than the compensation set forth in Section 4 of this Letter Agreement, you will not be eligible for any severance payments or benefits or any other compensation and benefits with respect to the termination or expiration of the Consulting Period or otherwise with respect to the Consulting Services.

8.Non-Admission. Nothing contained in this Letter Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law, with any such liability being expressly denied.

9.Other Agreements. You will remain bound by the restrictive covenants set forth in Section 7 of the Employment Agreement, and any other agreements or arrangements entered into between you and the Company. Except as expressly provided in this Letter Agreement, this Letter Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Letter Agreement. If any term in this Letter

Agreement conflicts with terms in any other agreements between you and the Company, this Letter Agreement shall control. This Letter Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10.Company Property. You represent that at the end of the Consulting Period, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

11.Non-Disparagement. Subject to Section 13 below, you agree that you will not make any disparaging statements (orally or in writing) about the Company or its products, services, strategy, legal or business practices, past venture capital investors, known institutional investors, or current or past (as of the date of this Letter Agreement) directors, officers, and known employees who served during your tenure at the Company. Nothing in this Letter Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12.Cooperation. Subject to Section 13 below, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company or otherwise. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.

13.Preservation of Rights.

a.Nothing in this Letter Agreement shall waive any right that is not subject to waiver by private agreement, including without limitation any claims arising under state unemployment insurance or workers’ compensation laws, or a challenge to the validity of this Letter Agreement.
b.You acknowledge and agree that nothing contained in this Letter Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. You further understand that nothing contained in this

Letter agreement shall be construed to limit, restrict or in any other way affect your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.
c.Nothing in this Letter Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Letter Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Letter Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
d.Pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.
14.Taxes. All payments under this Letter Agreement will be subject to all deductions required by law, including applicable taxes and withholdings, other than with respect to the Consulting Fee. In accordance with its normal payroll practices, the Company will mail to your home address in the Company’s records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Letter Agreement, except for taxes the Company believes it has an obligation to withhold from any such payments or benefits.
15.Section 409A. The intent of the parties is that payments and benefits under this Letter Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance with Code Section 409A; provided, that the Company does not guarantee to you any particular tax treatment with respect to this Letter Agreement and any payments hereunder. Your right to each payment hereunder shall be treated as a separate payment and not as a right to a single payment.
16.Severability. If any term of this Letter Agreement is held to be invalid, void or unenforceable, the remainder of this Letter Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
17.Choice of Law. This Letter Agreement will be construed and interpreted in accordance with the laws of the State of New York.
18.Execution. This Letter Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
19.Consideration and Revocation Periods. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Letter Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Letter Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Letter Agreement by delivering a copy of the Letter Agreement signed by you to me within twenty-one (21) days from the day you receive the Letter Agreement. You may revoke your acceptance of the Letter Agreement for a period of seven (7) days after signing the Letter Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Letter Agreement, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Letter Agreement, you will not be entitled to the benefits listed in Section 4, above. You agree that you have carefully read this Letter Agreement, fully understand what it means, and are entering into it voluntarily without duress, coercion, fraud, misrepresentation or threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day consideration period.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

/s/ Tyler Page

Tyler Page Chief Executive Officer Cipher Mining Inc.

I agree to the terms of this Letter Agreement.

/s/ Edward Farrell

Edward Farrell Dated: October 6, 2025__________________

EXHIBIT A

SUPPLEMENTAL RELEASE

    You and Cipher Mining Inc. (together with its subsidiaries and affiliates, the “Company”) hereby enter into this Supplemental Release (the “Supplemental Release”), which will become effective on the Supplemental Release Effective Date (as defined below).

1.Last Date of Employment. Your last day of employment with the Company was October 14, 2025 (“Retirement Date”).
2.Release of All Claims. Subject to Section 3 below, in consideration for receiving the benefits described in that certain Letter Agreement between you and the Company, dated as of October 6, 2025 (the “Letter Agreement”), and to the fullest extent permitted by applicable law, you hereby release and forever discharge the “Releasees” hereunder, the Company and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to your employment or termination of your employment by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate your employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law. Notwithstanding the foregoing, this Supplemental Release shall not operate to release any rights or claims (i) to payments or benefits under any equity award agreement between you and the Company, (ii) with respect to Section 2(b)(v) of the Employment Agreement, (iii) to accrued or vested benefits you may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.Preservation of Rights.
a.Nothing in this Supplemental Release shall waive any right that is not subject to waiver by private agreement, including without limitation any claims arising under state unemployment insurance or workers’ compensation laws, or a challenge to the validity of the Letter Agreement.
b.You acknowledge and agree that nothing contained in this Supplemental Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. You further understand that nothing contained in this Letter agreement shall be construed to limit, restrict or in any other way affect your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.
c.Nothing in this Supplemental Release or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Supplemental Release requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Supplemental Release or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
d.Pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.
4.No Admission. Nothing contained in this Supplemental Release will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
5.Other Agreements. Except as expressly provided in the Letter Agreement and this Supplemental Release, the Letter Agreement and this Supplemental Release render null and void all prior agreements between you and the Company and constitute the entire agreement between you and the Company regarding the subject matter of the Letter Agreement and this Supplemental Release. If any term in the Letter Agreement and this Supplemental Release conflicts with term(s) in any other agreements between you and the Company, the Letter Agreement and this Supplemental Release shall control. This Supplemental Release may be modified only in a written document signed by you and a duly authorized officer of the Company.
6.Severability. If any term of this Supplemental Release is held to be invalid, void or unenforceable, the remainder of this Supplemental Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
7.Choice of Law. This Supplemental Release will be construed and interpreted in accordance with the laws of the State of New York.
8.Execution. This Supplemental Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
9.Consideration and Revocation Periods. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Supplemental Release before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Supplemental Release with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Supplemental Release by delivering a copy of this Supplemental Release signed by you to me within twenty-one (21) days of the Retirement Date. You may revoke your acceptance of this Supplemental Release for a period of seven (7) days after signing the Supplemental Release by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of this Supplemental Release, it will be effective on the eighth (8th) day after you sign it (such date, the “Supplemental Release Effective Date”). If you revoke your acceptance of this Supplemental Release, you will not be entitled to the benefits listed in the Letter Agreement. You agree that you have carefully read this Supplemental

Release, fully understand what it means, and are entering into it voluntarily without duress, coercion, fraud, misrepresentation or threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day consideration period.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

Tyler Page Chief Executive Officer Cipher Mining Inc.

I agree to the terms of this Supplemental Release.

Edward Farrell Dated: ___________________

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